Exhibit 99.1 Press release of Access Plans, Inc. dated August 16, 2010
THIRD QUARTER EPS INCREASE 25% AT ACCESS PLANS, INC.
NEW MARKETING STRATEGIES DESIGNED TO ADDRESS OPPORTUNITIES CREATED BY
HEALTHCARE REFORM ACT
NORMAN, OK—August 16, 2010 — Access Plans, Inc. (OTCBB: APNC), a leading membership benefits marketing company, today announced its operating results for the third quarter and first nine months of FY2010. An investor conference call is scheduled for 11:30 a.m. EDT today, August 16, 2010 (see details below).
Third Quarter Results
Revenues for the three months ended June 30, 2010 increased 3% to approximately $14.4 million, compared with approximately $14.0 million in the third quarter of FY2009. Operating income increased 7% to $1.34 million, versus $1.26 million in the prior-year period.
Net income for the third quarter of FY2010 improved to $0.95 million, which represented an increase of 10% when compared with net income of $0.86 million in the year-earlier quarter. Earnings per share, fully diluted, increased 25% to $0.05, versus $0.04 in last year’s third quarter. The number of weighted average diluted shares outstanding approximated 19.8 million during the most recent quarter, compared with 21.6 million shares in the third quarter of FY2009. The decrease in the weighted average number of diluted shares outstanding resulted from the Company’s repurchase in the first quarter of FY2010.
“I am confident that we are taking the steps necessary to grow our revenues and earnings on a long-term basis,” commented Danny Wright, Chief Executive Officer of Access Plans, Inc. “The Wholesale Plans division generated a 15% increase in revenues during the most recent quarter, reflecting increased customer participation at existing locations, along with an increase in the number of locations offering our plans. The Retail Plans division’s growth continues to more than offset the revenue losses from the run-off of legacy programs that we inherited following the acquisition of Access Plans USA in April 2009. We are also investing in new product offerings and marketing strategies in the Retail Plans division. Meanwhile, we continue to work on transitioning the Insurance Marketing division’s sales mix from its previous emphasis on major medical policies towards innovative solutions that combine supplemental and life products with major medical sales. We believe this new approach, which was prompted by certain aspects of the Healthcare Reform Act, should maintain commission income for agents, while improving the division’s operating margins. We are in the final stages of designing this new supplemental offering, and rollout is scheduled for the first quarter of Fiscal 2011.”

Wholesale Plans
Revenues at the Wholesale Plans division increased 15% to $5.8 million in the most recent quarter, versus $5.0 million in the prior-year period. The increase was attributable to improved sell-through at existing locations, as well as the addition of new accounts. Gross margin doubled to $1.8 million, compared with $0.9 million a year earlier, due to the revenue increase and a reduction in involuntary unemployment waiver expenses resulting from lower levels of national unemployment. Operating income at the division increased 169% to $1.4 million, versus $0.5 million in the prior-year period.
Retail Plans
Revenues at the Retail Plans division in the third quarter of FY2010 increased 9% to $4.9 million, prior to inter-company eliminations, versus $4.5 million in the prior-year period. The increase was attributable primarily to investments in new programs that offset revenue declines in the legacy business. Gross margins decreased $0.6 million due to upfront sales and marketing costs associated with a new product rollout. The division’s operating income declined to $0.4 million in the third quarter of FY2010, versus $0.9 million in the third quarter of FY2009, as a result of expenses related to a new product rollout, as discussed above.
Insurance Marketing
Insurance Marketing division revenues decreased to $5.0 million, versus $5.7 million in the third quarter of FY2009. The decline was due in large part to the exit of two major medical carriers from the market. Operating income (loss) decreased to ($0.05 million), versus $0.1 million in last year’s third quarter. As discussed above, due to the recent passage of the Health Care Reform Act, our Insurance Marketing division, AHCP, will shift its product mix over the next several quarters to emphasize association-based supplemental insurance products and membership plans offered in conjunction with individual health insurance policies.
Nine-Month Results
Revenues for the nine months ended June 30, 2010 increased 61% to approximately $41.1 million, compared with approximately $25.5 million in the first nine months of FY2009. Operating income increased 35% to $4.2 million, versus $3.1 million in the prior-year period.
Net income for the first nine months of FY2010 increased to $2.6 million, which represented an improvement of 20% when compared with net income of $2.1 million in the corresponding period of the previous fiscal year. On a diluted per-share basis, earnings remained at $0.13 for the nine months ended June 30, 2010 and 2009. The number of weighted average diluted shares outstanding increased to 20.1 million during the first nine months of FY2010, versus 16.5 million in the year-earlier period.

Other Matters
Cash, cash equivalents and restricted cash totaled $5.1 million at June 30, 2010, versus $4.6 million at September 30, 2009. The modest increase resulted from a $1.0 million note payoff in the second fiscal quarter and higher upfront sales commissions on a new product in the Retail Plans division. The Company has no long-term debt outstanding. Meanwhile, stockholders’ equity has increased 33% from $10.2 million on June 30, 2009 to $13.6 million on June 30, 2010.
Conference Call and Webcast Information
Access Plans will host a conference August 16, 2010 at 11:30 a.m. EDT. To access the conference call, please dial 877-317-6789 (U.S.) or 412-317-6789 (international) and ask to be connected to the “Access Plans” conference call. The conference call will also be available via “live” webcast under the Investor Relations section of the Company’s website at www.accessplans.com, or by visiting http://www.videonewswire.com/event.asp?id=71766 to access the webcast directly.
A replay of the conference call will be available through August 24, 2010 and can be accessed by dialing 877-344-7529 (U.S.) or 412-317-0088 (international) and entering the conference ID number 443633. An archived version of the webcast will also be available under the Investor Relations section of the Company’s website at www.accessplans.com.
About Access Plans, Inc.
Access Plans, Inc. (OTCBB: APNC) is a leading membership benefits marketing company with two distribution channels. The Wholesale/Retail Plans distribution channel specializes in turnkey, private-label membership benefit plans that provide discount products and services, protection benefits and retail services to more than one million customers in the United States and Canada. America’s Health Care Plans (AHCP), the Company’s Insurance Marketing distribution channel, is one of the nation’s largest independent agent networks and provides major medical, life and supplemental insurance products to individuals. For more information, please visit: www.accessplans.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act:
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and the Company assumes no responsibility for updating such forward-looking statements after the date of this release.
Contact:
Access Plans, Inc.
Robert Hoeffner
405-579-8525
bhoeffner@accessplans.com

Access Plans, Inc.
Consolidated Statements of Operations
(Unaudited and dollars in thousands, except earnings per share)

	For the Three Months Ended June 30,			For the Nine Months Ended June 30,
	2010	2009	Change	2010	2009	Change
Net revenues	$14,371	$13,960	$411	$41,134	$25,514	$15,620
Direct costs	10,130	9,811	319	28,390	16,786	11,604

Gross profit	4,241	4,149	92	12,744	8,728	4,016
Operating expenses	2,899	2,892	7	8,505	5,592	2,913

Operating income	1,342	1,257	85	4,239	3,136	1,103
Net other income (expense)	(19)	303	(322)	20	217	(197)
Provision for income taxes, net	375	698	(323)	1,679	1,205	474

Net income	$948	$862	$86	$2,580	$2,148	$432

Per Share Data:
Basic	$0.05	$0.04	0.01	$0.13	$0.13	$(0.00)

Diluted	$0.05	$0.04	0.01	$0.13	$0.13	$(0.00)

Average Shares Outstanding:
Basic	19,777	21,634	(1,857)	19,954	16,529	3,425

Diluted	20,009	21,636	(1,627)	20,134	16,534	3,600

	For the Three Months Ended June 30,			For the Nine Months Ended June 30,
	2010	2009	Change	2010	2009	Change
Segment net revenues Wholesale Plans	$5,764	$5,021	$743	$16,539	$14,707	$1,832
Retail Plans	4,883	4,479	404	12,893	8,723	4,170
Insurance Marketing	5,017	5,653	(636)	15,441	5,653	9,788
Eliminations	(1,293)	(1,193)	(100)	(3,739)	(3,569)	(170)

	$14,371	$13,960	$411	$41,134	$25,514	$15,620

	For the Three Months Ended June 30,			For the Nine Months Ended June 30,
	2010	2009	Change	2010	2009	Change
Segment operating income Wholesale Plans	$1,364	$508	$856	$2,584	$1,856	$728
Retail Plans	359	860	(501)	2,239	1,863	376
Insurance Marketing	(49)	114	(163)	275	114	161
Corporate	(332)	(225)	(107)	(859)	(697)	(162)

	$1,342	$1,257	$85	$4,239	$3,136	$1,103

Access Plans, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and dollars in thousands)

		September 30,
		2009
	June 30,	(Derived From
	2010	Audited
	(Unaudited)	Statements)

Total current assets	$16,276	$15,270
Total assets	$25,033	$25,973
Total current and long term liabilities	$11,451	$14,479
Total stockholders’ equity	$13,582	$11,494
Total liabilities and stockholders’ equity	$25,033	$25,973